1997

                    ANNUAL REPORT

Birmingham Utilities 1997 Annual Report

Company Profile

The Company is a specially chartered Connecticut public service corporation in the business of collecting and distributing water for domestic, commercial and industrial uses and fire protection in Ansonia and Derby, Connecticut, and in small parts of the contiguous Town of Seymour. Under its charter, the Company enjoys a monopoly franchise in the distribution of water in the area which it serves. In conjunction with its right to sell water, the Company has the power of eminent domain and the right to erect and maintain certain facilities on and in public highways and grounds, all subject to such consents and approvals of public bodies and others as may be required by law.

The current sources of the Company's water are wells located in Derby and Seymour and interconnections with the South Central Connecticut Regional Water Authority's (the "Regional Water Authority") system (a) at the border of Orange and Derby (the "Grassy Hill Interconnection") and (b) near the border of Seymour and Ansonia (the "Woodbridge Interconnection"). The Company maintains its interconnected Beaver Lake Reservoir System, a 2.2 million gallon per day (MGD) surface supply in case of emergency needs.

The Company's entire system has a safe daily yield (including only those supplies that comply with the SDWA on a consistent basis) of approximately 8.0 MGD, while the average daily demand and the maximum daily demand on the system during 1997 were approximately 3.2 MGD and 4.3 MGD, respectively. The distribution system with the exception of the well supplies, is mainly through gravity, but there are seven distinct areas at higher elevations where pumping, pressure tanks and standpipes are utilized. These higher areas serve approximately 25% of the Company's customers. During 1997 approximately 1.16 billion gallons of water from all sources were delivered to the Company's customers. The Company has approximately 8,848 customers of whom approximately 98.7% are residential and commercial. No single customer accounted for as much as 10% of total billings in 1997. The business of the Company is to some extent seasonal, since greater quantities of water are delivered to customers in the hot summer months.
The Company had, as of February 2, 1998, 20 full-time employees. The Company's employees are not affiliated with any union organization.

The Company is subject to the jurisdiction of the Connecticut
Department of Public Utility Control ("DPUC") as to accounting, financing, ratemaking, disposal of property, the issuance of long term securities and other matters affecting its operations. The
Connecticut Department of Public Health (the "DPH") has regulatory powers over the Company under state law with respect to water quality, sources of supply, and the use of watershed land. The Connecticut
Department of Environmental Protection ("DEP") is authorized to regulate the Company's operations with regard to water pollution abatement, diversion of water from streams and rivers, safety of dams and the location, construction and alteration of certain water facilities. The
Company's activities are also subject to regulation with regard to environmental and other operational matters by federal, state and local authorities, including, without limitation, zoning authorities.

The Company is subject to regulation of its water quality under the Federal Safe Drinking Water Act ("SDWA").

The United States Environmental Protection Agency has granted to the Health Department the primary enforcement responsibility in Connecticut under the SDWA. The Health Department has established regulations containing maximum limits on contaminants which have or may have an adverse effect on health.


Fellow Shareholders

In 1997, your Company enjoyed further success in its plans to improve the water system infrastructure and enhance public ownership of open space in the community. At the same time we have continued to maximize shareholder value. The Company's excess land disposition and capital construction programs took further significant steps in 1997 while the Company undertook to keep its rates for water service in line with both its expenses and its need to earn an appropriate return on the investment in its new facilities. The Company's 1997 financial results confirmed the need for the rate adjustment sought by the Company.

Land Sales and Construction
During 1997, the Company consummated two land sales that had been in the works for some time. In June, we sold to the Connecticut
Department of Transportation a 3.6 acre parcel in Seymour (the
"DOT Parcel") for $175,000. Later, in November, we were successful in selling our 10-acre "Lakewoods" residential development in Seymour for $300,000.

As gratifying as the completion of those transactions has been, even more exciting was the final agreement with the City of Derby in May for its acquisition of the Company's 145 acre Sentinel
Hill Reservoir property for $1,800,000. The City plans to maintain the bulk of that property for open space and recreational purposes. The agreement was approved by the Connecticut Department of Public Utility Control ("DPUC") in October, and I am pleased to report that the sale of that parcel was consummated in January of this year.
Our hopes to be able to foster additional publicly open space in the community advanced further in November when the residents of Seymour voted to acquire approximately 229 acres of the Company's land there for $1,800,000. Your Company entered into an agreement with the Town of Seymour in February of this year for that sale, which we expect to consummate by year-end. We have also entered into an agreement with the Trust for Public
Land ("TPL"), a nonprofit corporation, to sell all of the Company's land in Oxford, approximately 515 acres, to TPL primarily for open space purposes for $3,220,000. TPL has no obligation to buy the land unless the residents of the Town of Oxford vote to purchase it from TPL, and, although TPL may, if it so desires, purchase the land without such a vote, the Company does not expect it to do so. The agreement with TPL expires at year-end if no transaction has been consummated by that time.
The Seymour and TPL sales are subject to approval by the DPUC.
The Company knows of no reason why the DPUC should not approve either sale. Both sales also have been negotiated for purchase prices the Company believes to be discounts from the property's fair market value, and the Company expects to obtain tax deductions as civic or charitable contributions for the difference between the purchase price and the fair market value of each parcel. We cannot make any assurances at this time that the Company will be successful in obtaining any tax benefits from the "bargain" nature of the two sales or, if we are successful, what the value of those benefits will be.

As we reported to you last year, your Company also has an agreement with a developer to sell approximately 245 acres of land in Seymour to the developer for $3,950,000. The agreement with the developer is conditioned on his being able to obtain local land use approvals for a golf course/residential development project, but late last year he announced that he has abandoned his plans for the golf course. The Company does not know whether or not the developer will go forward with the purchase if he cannot obtain the approvals required for his new plans prior to the agreement's year-end deadline for all approvals. The agreement with the developer was approved by the DPUC during 1997.

As a result of the sales of the DOT Parcel and Lakewoods in 1997, and the sale to the City of Derby in January 1998, your Company was able to fund the construction of $1,281,242 of new utility facilities in 1997 without the need to raise any permanent outside financing. The Company hopes that its plans for further improvement of the community's water system infrastructure will continue to be financed in the same manner over the next several years.


Financial Performance and Rates
In part because of the effect of the sales of the DOT Parcel and Lakewoods, the Company experienced net income of $667,879 in 1997. While that net income slipped somewhat from the Company's net income of $764,737 in 1996, the reduction was attributable solely to lower income from the sale of excess land in 1997 compared to 1996. The portion of the Company's net income derived from water operations in 1997 remained relatively flat compared to that of 1996.

As I had predicted in my letter to you last year, management found it necessary in 1997 to seek approval from the DPUC to raise the Company's water rates in order to maintain an appropriate return on capital invested in the water supply system. We applied for such approval in July 1997, and on January 21, 1998 the Company was granted permission to raise rates in an amount designed to increase annual revenues by approximately $177,260. While the allowed increase will certainly help to increase the return from the Company's water supply business, we had sought an increase in annual revenues of $439,426 and were somewhat disappointed in the results of the rate proceeding. Because of the effect upon rates that the sale of excess land has and will have in the future, and because of the expectation that there will be land sales over the foreseeable future, we will continue to monitor closely the appropriate time to seek further rate relief.

Aldore J. Rivers

I now have what I consider to be both the pleasure and the task of informing you that Al Rivers has announced to your Board of Directors that he will be retiring as President on September 30, 1998. Announcing Al's retirement is a pleasure because I can think of nobody who deserves the time to relax and enjoy the benefits of retirement more than Al. It is a task because the Company will miss his expertise and professionalism, and I will personally miss his warmth and guidance, which I have come to rely on over the years.

During Al's tenure as President beginning in 1985, your Company has undergone dramatic changes. Al paved the way for the beginning of the Company's excess land disposition program by preparing the first comprehensive water supply plan to be approved in the State of Connecticut. That plan demonstrated the wisdom of abandoning the Company's small, unfiltered reservoirs and using the proceeds from the sale of the land associated with them to improve the water supply system. During his tenure, Al supervised the construction of new utility facilities that more than doubled the Company's net investment in utility plant from $5,466,765 at year end 1984 to $13,211,516 at year end 1997.
Among other things, the Company's reservoir dams were upgraded, storage facilities were added, and old, substandard transmission and distribution mains were replaced. Under Al's direction, the Company's facilities have become a statewide model for companies our size.

Al has also supervised the planning for further construction budgeted for $10,715,000. When Al retires, he will be leaving a Company whose operating facilities are second to none. We owe him our deepest gratitude.

The Company's Board of Directors has begun the process of searching for Al's successor. As always I invite your comments and questions about our Company. Please feel free to call me at any time.

Sincerely,
Betsy Henley-Cohn
Chairwoman


Fellow Shareholders

Water quality and quantity should never be taken for granted. Your Company has secured quality water of sufficient quantities through its purchase agreement with the South Central Connecticut Regional Water Authority, (the "Regional Water Authority") and through development of our own supplies from the Derby and Housatonic wellfields. These abundant supplies, of up to eight million gallons per day, not only satisfy domestic, industrial and commercial needs in our service areas, but provide our community with fire protection and a valuable resource necessary for economic growth.

Our long range planning has been carefully designed to address the protection of our sources of supply, replacement of aged piping, and increased pipe capacities in key areas for improved fire and domestic distribution. In the next few years, we will complete our Low System Distribution piping improvements while we continue to replace old 4" and 6" cast iron mains. The Low System Distribution piping provides large pipe connections between our wellfields and the Regional Water Authority's interconnections. We hope to complete these improvements in approximately five years. Thereafter, we can concentrate on and increase the replacement of the 4" and 6" mains that will further improve system flow capabilities.

We also plan to expand a high service area in Ansonia served by the Woodbridge interconnection with the Regional Water Authority to eliminate two old pumping stations that are too small to provide expanded service to the areas they serve. When that project is completed, there will be sufficient supplies available for expansion of our service area both to residential areas served by individual wells and to undeveloped land areas.
The local economic outlook appears to be much brighter than it did a year ago. The Fountain Lake Industrial Park development is scheduled to be completed late this Spring. Both commercial and residential construction has increased and further development is in the planning stages. In addition, the cities of Derby and Ansonia are actively pursuing plans for revitalization of their downtown business districts. We hope that our abundant supplies of water can be useful in helping to spur continued growth in the community. This is my last annual letter as President of your Company, as I plan to retire this year after 41 years in the water industry.
I'm very proud of what we've accomplished over the past few years, and I want to thank our talented employees for making the operations and service to our customers run so efficiently. I'd also like to thank you our shareholders and our Board of Directors for your help and support over the past 13 years.

Sincerely,
Aldore J. Rivers
President and Chief Executive Officer



Birmingham Contributors

Board of Directors

Betsy Henley-Cohn (2)*
Chairwoman of the Board of Directors
of the Company since May of 1992
Chairman and Treasurer, Joseph Cohn
& Sons, Inc. (construction subcontractors)
Director, United Illuminating Corp.
Director, Aristotle Corp.
Director, Citizens Bank of Connecticut
Director, Society for Savings Bancorp,
Inc. (1985-1993)
* Ex-Officio on all other committees

Aldore J. Rivers (2,3)
President of the Company

Stephen P. Ahern (3,4)
Vice President, Unicco Security Services
Principal, Ahern Builders

Edward G. Brickett (1,4)
Retired; Director of Finance, Town of Southington, Connecticut until June 1995

James E. Cohen (2,3)
Lawyer in Practice in Derby
Director, Great Country Bank (1987-1993)

Alvaro da Silva (1,3)
President, DSA Corp.
President, B.I.D., Inc. (land development and home building company)
Managing Partner Connecticut
Commercial Investors, LLC.,
(a commercial real estate and
Chairman of Shelton Inland
Wetlands Comm
Board of Governors Unquowa School
Director of Great Country Bank
(1991-1995)
Director Griffin Hospital (1987-1990)

B. Lance Sauerteig (3,4)
Lawyer in Practice in Westport
Principal in BLS Strategic Capital, Inc.
(financial and investment advisory company) previously, President, First Spring Corporation, 1986-1994
(private family investment
management company)
Director, OFFITBANK
(a New York based private
investment management company)

Kenneth E. Schaible (1,3)
Bank Consultant and Real Estate Developer previously, Senior Vice
President,
Webster Bank, 1995-1996
President, Shelton Savings Bank and Shelton Bancorp., Inc., 1967
to 1995

David Silverstone (1,2)
Lawyer in Practice in Hartford to
March 31, 1998; from April 1, 1998,
Vice President Southern Connecticut
Gas Company
Charles T. Seccombe
Director Emeritus

Committees

(1) Audit Committee meets regularly with the management and independent accountants to review and discuss the scope and results of the annual audit of the Company's financial statements.

(2) Executive Committee reviews Strategic Planning Alternatives, recommends to and advises the Board of Directors on Financial
Policy, Issuance of Securities and other high priority issues.

(3) Land Committee makes recommendations regarding the sale and/or development of land available for sale.

(4) Personnel and Pension Committee makes recommendations to the Board of Directors regarding officers' compensation including the promotion and hiring of officers; reviews Company fringe benefit plans other than retirement plans; reviews the Pension Trust Fund of the Birmingham Utilities, Inc. Defined Benefit Plan and the Retired Employee Welfare Benefit Trust for retiree medical benefits; review and determines actuarial policies, investment guidelines and selects the investment manager.

Officers

Betsy Henley-Cohn
Chairwoman

Aldore J. Rivers
President and CEO

John S. Tomac
Vice President and Treasurer

John J. Keefe, Jr.
Vice President, Operations

Anne A. Hobson
Secretary

Diane G. DeBiase
Assistant Treasurer

Auditors
Dworken, Hillman, LaMorte & Sterczala, P.C.
Bridgeport, Connecticut

General Counsel
Tyler Cooper & Alcorn, LLP
Hartford, Connecticut

Registrar and Transfer Agent
American Stock Transfer & Trust Company
40 Wall Street, 46th Floor
New York, New York  10005

Stock Market Listing
NASDAQ - Under the symbol BIRM


Financial Highlights

MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED SECURITY
HOLDING MATTERS

As of December 31, 1997, there were approximately 486 record holders of the Company's common stock. Approximately 37% of the Company's stock is held in "nominee" or "street" name. The Company's common stock is traded on the NASDAQ Small Cap Market. The market is not active, and actual trades are infrequent. The following table sets forth the dividend record for the Company's common stock and the range of bid prices for the last two calendar years. The stock prices are based upon NASDAQ records provided to the Company. The prices given are retail prices. The Company's Mortgage Bond Indenture, under which its First Mortgage Bonds are issued, contains provisions that limit the dividends the Company may pay under certain circumstances.

                                Bid        Dividend
                           High      Low     Paid
1997 First Quarter       $  9.00   $ 8.60    $.15
          Second Quarter   10.00     9.80     .15
          Third Quarter    13.00    11.00     .15
          Fourth Quarter   15.00    13.00     .15

1996 First Quarter         11.00    10.00     .12
          Second Quarter   11.00     9.50     .125
          Third Quarter    10.00     8.50     .13
          Fourth Quarter   10.00    10.00     .13

SELECTED FINANCIAL DATA
Presented below is a summary of selected financial data for the years 1993 through 1997:
(000's omitted except for per share data)

                      1997    1996      1995      1994    1993

Operating Revenues  $4,367  $4,380    $4,238    $4,124  $4,033
Income before
Interest Charges    1,112      968       863       913     910
Income from Land
Dispositions            *      195       387       279      -
Net Income            668      765       518       363     378
Earnings Per Share,
 Basic                   .88     1.02       .69       .48     .50
Earnings Per Share,
 Diluted                 .87     1.02       .69       .48     .50
Cash Dividends Declared
(per share)              .60      .50       .48       .48     .46
Total Assets       16,491   15,568    14,624    15,246  14,602
Long Term Debt      5,662    5,981     6,001     6,329   5,815
Short Term Debt     1,524      294        75       165       -
Shareholder Equity  4,097    3,841     3,408     3,220   3,217

*  See Management Discussion and Analysis, Results of Operations
- Land Dispositions


Contents

Management Discussion and Analysis            8
Independent Auditors' Report                 12
Balance Sheets                               13
Statements of Income and Retained Earnings   14
Statements of Cash Flows                     15
Notes to Financial Statements                16

Management's Discussion and Analysis

Results of Operations

Overview
The Company's net income for 1997 was $667,879 compared with net income of $764,737 in 1996 and $518,065 in 1995. Earnings per share, basic for 1997, 1996 and 1995 were $.88, $1.02 and $.69, respectively.

The decrease in net income of $96,858 in 1997 is principally a result of a decline in land sale income of $191,252. This decline, however, is largely offset by increased other income of $70,625 and decreased income taxes from operations of $58,745. The increase in net income in 1996 from 1995 of $246,672 is a result of increases in land sale income including amortization of prior year gains of $146,776 and increased income from operations of $99,896.

Revenues
Water sales to the Company's customers, primarily in the cities of Ansonia and Derby, Connecticut, of $4,367,357 were $12,414 lower than the sales achieved in 1996 of $4,379,771. A 5% rate reduction that became effective July 1, 1997, as a result of the repeal of the Connecticut Gross Receipts tax, is principally offset by increased revenues due to a 2% increase in consumption from the Company's residential class of customers. Although overall consumption in 1997 has only increased .6% from the level achieved in 1996, the residential consumption increase, for the most part, can be attributed to dry and warmer weather patterns experienced in 1997 vs. 1996. In 1996, water service revenues were $141,696, or 3.3%, ahead of 1995 revenues. A 6.9% water service rate increase that became effective on January 1, 1996, was minimized by lower consumption levels achieved in 1996, as a result of that year's wet and cool summer.

Operating Expenses
Operating expenses of $2,483,875 in 1997 have increased $89,145, or 3.7%, over total operating expenses of $2,394,730 for 1996. Increased costs associated with special services relating to professional fees principally account for this variance. Operating expenses in 1996 were $109,136 lower than in 1995, as a result of lower purchased water costs due to wet weather conditions in 1996, and decreased auditing fees.

Maintenance Expenses
Maintenance expenses of $185,131 for 1997 are $39,931 or 17.7% lower than maintenance expenses of $225,062 for 1995. Lower expenses relating to main maintenance and service repairs principally relating to milder weather conditions in 1997 vs. 1996 contribute to this favorable variance. Maintenance expense in 1996 was $70,133 higher than 1996 as harsh weather conditions in 1996, caused main and service repairs to escalate.

Depreciation Expenses
Depreciation expense for 1997 of $439,116 exceeds depreciation expense for 1996 of $395,059 by $44,057. Depreciation expense relating to an increasing amount of general plant additions made in 1996 and 1997 vs. prior years accounts for this variance. Depreciation expense in 1996 was $12,207 higher than in 1995, due to routine plant additions.

Taxes other than Income Taxes
Taxes other than income taxes in 1997 of $403,560 are $106,239 lower than the expense of $509,799 for 1996. The repeal of the Connecticut Gross Receipts tax that became effective July 1, 1997 accounts for this reduction. Taxes other than income taxes in 1996 also decreased from the previous year's expense by $29,497 as a result of decreased property taxes due to the disposition of property and to a reduction in the mill rate in the Town of Ansonia, Connecticut.

Income Taxes
Taxes on the Company's income from operations were $69,714 in 1997, $128,459 in 1996 and $67,742 in 1995. The decrease in 1997 from 1996 is principally the result of tax deductions for property donations in conjunction with the sale of Company excess land in Seymour, CT to the town of Seymour and property in Derby, CT to Yale University as well as an increase in flow through tax deductions principally relating to rate case expense. The tax increase in 1996 from 1995 reflects an increase in operating income for that year.

The Company also incurs income tax liability for gains from land transactions, both in the year in which they occur and in the later years in which income, previously deferred in accordance with the DPUC's orders concerning the sharing of the gains between the Company's shareholders and ratepayers, is recognized by the Company. Taxes related to gains on land transactions were $258,476, $382,107 and $286,694 in 1997, 1996 and 1995, respectively. The Company's total income tax liability including both the tax on operating income and on land sale gains was $328,190 in 1997, $510,566 in 1996 and $354,436 in 1995.

Land Dispositions
When the Company disposes of land, any gain recognized, net of tax, is shared between rate payers and stockholders based upon a formula approved by the DPUC. The impact of land dispositions is recognized in two places on the statement of income.

The statement of income reflects income from the disposition of land (net of taxes) of $195,457 in 1997, $386,709 in 1996 and
$279,101 in 1995, which represent the stockholders' immediate share of income from land dispositions occurring in each year.
Land disposition income is also recognized in the financial statements as a component of operating income on the line entitled "Amortization of Deferred Income on Dispositions of Land." These amounts represent the recognition of income deferred on land dispositions which occurred in prior years. The amortization of deferred income on land dispositions, net of tax, was $175,744, $161,065 and $121,897 for the years 1997, 1996 and
1995, respectively.

Recognition of deferred income will continue over time periods ranging from three to fifteen years, depending upon the amortization period ordered by the DPUC for each particular disposition. See Note 6 to the financial statements.

Other Income
Other income in 1997 of $150,708 is $70,625 greater than the level achieved in 1996 of $80,083. Increased jobbing income and fees associated with the Company's managed system and increased AFUDC account for this favorable increase. Other income in 1996 was $71,335 below the 1995 level due to reduced interest income in conjunction with a note provided from a developer for a land sale, which note was repaid in early 1995.

Inflation
Inflation, as measured by the Consumer Price Index, increased 1.7 percent, 3.3 percent and 2.5 percent in 1997, 1996 and 1995, respectively. The regulatory authorities allow the recovery of depreciation through revenues solely on the basis of the historical cost of plant. The replacement cost of utility plant would be significantly higher than the historical cost. While the regulatory authorities give no recognition in the ratemaking process to the current cost of replacing utility plant, the Company believes that, based on past practices, the Utilities will continue to be allowed to earn a return on the increased cost of their net investment when prudent replacement of facilities actually occurs.

Financial Resources
During 1997, 1996 and 1995, the Company's water operations generated funds available for investment in utility plant and for use in financing activities, including payment of dividends on common stock, of $489,361, $456,951 and $498,949, respectively
(see Statement of Cash Flows).

Net cash provided by operating activities increased $32,410 from 1996 to 1997. Increases in operating income and decreases in accounts receivable and accrued revenues are almost offset by decreases in accounts payable and decreased income from land dispositions.

During the three-year period 1995, 1996 and 1997, the Company has generated sufficient funds to meet its day-to-day operational needs, including regular expenses, payment of dividends, and investment in normal plant replacements, such as new services, meters and hydrants. It expects to be able to continue to do so for the foreseeable future. In order to meet day-to-day cash needs that may arise unexpectedly, the Company maintains an unsecured working capital line of credit of up to $600,000 with a local bank. There were no borrowings outstanding under the working capital line of credit as of December 31, 1997.

Completion of the Company's Long Term Capital Improvement Program is dependent upon the Company's ability to raise capital from external sources, including, for the purpose of this analysis, proceeds from the sale of the Company's holdings of excess land.

During 1997, 1996 and 1995, the Company's additions to utility plant, net of customer advances, cost $1,281,242, $1,461,152 and $600,278, respectively (see Statement of Cash Flows). These additions were financed primarily from external sources, including proceeds from land sales and increases in debt.

The Company has outstanding $4,606,000 principal amount of Mortgage Bonds, due September 1, 2011, issued under its Mortgage Indenture. The Mortgage Indenture limits the issuing of additional First Mortgage Bonds and the payment of dividends. It does not, however, restrict the issuance of either long term or short term debt which is either unsecured or secured with liens subject to the lien of the Mortgage Indenture. The Company also has a secured, term loan with a principal amount outstanding on December 31, 1997 of $1,225,000 at an interest rate of 8.18%. Principal and interest payments are made monthly and must be paid in full in 2004.

The Company also maintains an additional, secured, line of credit in the principal amount of $1,500,000 maturing on May 1, 1998. The secured line of credit is used to provide funds to continue the Company's construction program; at the Company's option it may be converted to a term loan on May 1 1998, with the term loan maturing in 2004. (See Note 3 to the Financial Statements). In April 1996, when the revolving loan financing arrangement was approved by the DPUC, the DPUC prohibited the Company from drawing down funds under the revolving line of credit, if at the time of or as a result of the draw down, the amount of the Company's long-term debt (including amounts outstanding under the revolving line of credit) would exceed 67% of the Company's total capitalization. The effect of the limitation, as of December 31, 1997, is to limit the Company to advances outstanding under the line of credit in the aggregate amount of approximately $145,000 for use on budgeted projects until such time as the Company obtains additional equity capital. There was a balance of $1,355,000 outstanding under the revolving line of credit at December 31, 1997 at an interest rate of 8.375%.

The Company's 1998 Capital Budget of $1,300,000 is two-tiered. The first tier consists of typical capital improvements made each year for services, hydrants and meters budgeted for $250,000 in 1998 and is expected to be financed primarily with internally generated funds.

The second tier of the 1998 Capital Budget consists of replacements and betterments which are part of the Company's Long Term Capital Improvement Program and includes $1,050,000 of budgeted plant additions. Plant additions from this part of the 1998 budget may require external financing in addition to the Company's line of credit. Second tier plant additions can be, and portions of it are expected to be, deferred to future years if funds are not available for their construction in 1998.

As of December 31, 1997, the Company has approximately 1,250 acres of excess land available for sale, consisting of land currently classified as Class III, non-watershed land under the statutory classification system for water company lands. The Company believes that by selling these excess lands it can generate sufficient equity capital to support its 10 year capital budget, currently estimated at $10,715,000. Such land dispositions are subject to approval by the DPUC. Proceeds from the sale of land are recorded as revenue at the time of closing and portions of the gains are deferred and amortized over various time periods as stipulated by the DPUC.

On June 27, 1997, the Company sold to the Connecticut Department of Transportation ("DOT"), 3.6 acres of land in Seymour, Connecticut for $175,000. The total gain from sale amounted to $92,811 of which $15,570 was deferred and will be amortized over a 5-year period, as approved by the DPUC on June 4, 1997.

On November 7, 1997, the Company sold to Nemer Associates 10.02 acres of land in Seymour, Connecticut for $300,000. The total gain from the sale amounted to $142,329 of which $23,876 was deferred and will be amortized over a 4-year period, as approved by the DPUC on December 4, 1996.

On March 18, 1997, the Company entered into a Purchase and Sale Agreement with M/1 Homes, LLC ("M/1 Homes"), pursuant to which the Company agreed to sell and M/1 Homes agreed to purchase approximately 245 acres of the Company's unimproved real property in Seymour, Connecticut for $3,950,000. The agreement calls for at least 50% of the property to be dedicated for open space. The purchase and sale was approved by the DPUC on September 17, 1997, stipulating a four-year amortization period for the net gain, based on that 50% open space dedication. The agreement may be terminated by either party if M/1 Homes has not received all the required development approvals by December 31, 1998. There is a provision in the agreement to extend its term through December 31, 2000 to accommodate appeals of required governmental approvals, in which case the purchase price for the property will increase by $20,000 for each month, or portion thereof, after December 31, 1999 until the closing shall occur. The Company cannot predict whether M/1 Homes will be able to obtain all of the required approvals.

On January 21, 1998, the Company sold to the City of Derby,
Connecticut 145 acres of land in Derby, Connecticut for $1,800,000. The net gain on this sale including the deferred portion approximated $913,000. The DPUC approved this sale on October 22, 1997 stipulating a 3-year amortization period as 75% of this parcel will be dedicated for open space.

On February 18, 1998, the Company executed a purchase and sale agreement with The Trust for Public Land, Inc. ("TPL") for the purchase by TPL of 465 acres of unimproved real property in the Town of Oxford, Connecticut for $3,220,000. TPL is a non-profit California public benefit corporation with offices in New Haven, Connecticut. TPL is not required to purchase the property unless voters of the Town of Oxford approve the Town to acquire such property from TPL. The agreement is also subject to approval by the DPUC. The closing is scheduled to be completed within 45 days after the completion of the above events, but in no event, shall any closing occur after December 31, 1998. The Company has no reason to believe that the DPUC will not approve the agreement. The Company cannot predict whether or not the voters of the Town of Oxford will vote to acquire the property or if TPL will proceed in the event that the voters fail to approve the acquisition.

On March 3, 1998, the Company executed a purchase and sale agreement with the Town of Seymour (the "Town") for the purchase by the Town of 229 acres of unimproved real property in the town for $1,800,000. The sales agreement must be approved by the DPUC and the company has no reason to believe that the DPUC will not approve the agreement.

The Company maintains a common stock Dividend Reinvestment Plan (the "Plan") pursuant to which shareholders will be entitled to purchase up to 70,000 new shares of the Company's Common Stock by applying to the purchase price of the new shares cash dividends which otherwise would be issued by the Company with respect to its existing common stock. The Plan provides that the purchase price for the new shares will be their fair market value at the time of the purchase. Dividends reinvested during 1996 totaled $51,386 and in 1997, $45,581.


Independent Auditors' Report
To the Shareholders
Birmingham Utilities, Inc.
Ansonia, Connecticut

We have audited the accompanying balance sheets of Birmingham Utilities, Inc. as of December 31, 1997 and 1996, and the related statements of income and retained earnings and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Birmingham Utilities, Inc. as of December 31, 1997 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

February 12, 1998
Bridgeport, Connecticut

Balance Sheets
     December 31,
                               1997              1996
Assets
Utility plant           $19,045,629       $17,766,937
Accumulated depreciation (5,834,113)       (5,472,071)
                         13,211,516        12,294,866
Current assets:
Cash and cash equivalents    62,699           185,479
     Accounts receivable,
     net of allowance
     for doubtful accounts
     (1997, $50,000;
     1996, $75,000)         604,627           681,194
     Accrued utility and
     other revenue          375,327           411,542
     Materials and supplies  56,976            51,792
     Prepayments             15,068            34,586
Total current assets      1,114,697         1,364,593
Deferred charges          1,148,510           870,736
Unamortized debt expense    176,057           193,466
Income taxes recoverable    446,551           422,915
Other assets                394,096           421,844
                          2,165,214         1,908,961
                        $16,491,427       $15,568,420

Shareholders' Equity and Liabilities
Shareholders' equity:
 Common stock, no par value;
 authorized 2,000,000 shares;
 issued and outstanding
 (1997, 761,702 shares;
 1996, 757,892 shares)   $2,266,027        $2,221,786
Retained earnings         1,831,377         1,619,188
                          4,097,404         3,840,974
Notes payable             1,150,000         1,375,000
Long term debt            4,512,000         4,606,000
Current liabilities:
     Notes payable        1,355,000           125,000
 Current portion of note
 payable and long term
  debt                      169,000           169,000
Accounts payable and accrued
 liabilities                454,659           747,323
Total current liabilities 1,978,659         1,041,323
Customers' advances for
 construction             1,238,339         1,291,114
Contributions in aid of
 construction               851,154           719,736
Regulatory liability - income
 taxes refundable           179,916           187,477
Deferred income taxes     1,695,608         1,484,972
Deferred income on dispositions
 of land                    788,347         1,021,824
Commitments and contingent
 liabilities (Note 13)            -                 -
                        $16,491,427       $15,568,420
See notes to financial statements.

Statements of Income and Retained Earnings
     Years Ended December 31,
     1997 1996 1995
Operating revenues:
     Residential and
    commercial           $3,335,743   $3,325,758  $ 3,214,442
     Industrial             160,307      169,070      164,192
     Fire protection        621,592      628,558      615,563
     Public authorities      82,488       74,320       83,212
     Other                  167,227      182,065      160,666
                          4,367,357    4,379,771    4,238,075
Operating deductions:
     Operating expenses   2,483,875    2,394,730    2,503,866
     Maintenance expenses   185,131      225,062      154,929
     Depreciation           439,116      395,059      382,852
     Taxes, other than
      income taxes          403,560      509,799      539,296
     Taxes on income         69,714      128,459       67,742
                          3,581,396    3,653,109    3,648,685
                            785,961      726,662      589,390
Amortization of deferred income on
 dispositions of land
 (net of income taxes
 of $124,718 in 1997,
 $115,977 in 1996 and
 $90,091 in 1995)           175,744      161,065     121,897
Operating income            961,705      887,727     711,287
Other income, net           150,708       80,083     151,418
Income before interest
 expense                  1,112,413      967,810     862,705
Interest expense            639,991      589,782     623,741
Income from disposition of
 land (net of income
 taxes of $133,758 in
 1997, $266,130 in 1996
 and $196,603 in 1995)      195,457      386,709     279,101
Net income                  667,879      764,737     518,065
Retained earnings, beginning
 of year                  1,619,188    1,235,482   1,077,185
Dividends                   455,690      381,031     359,768
Retained earnings, end
 of year                 $1,831,377   $1,619,188  $1,235,482
Earnings per share,
 basic                   $         .88         1.02          .69
Earnings per share,
 diluted                 $         .87         1.02          .69
Dividends per share      $         .60          .50          .48
See notes to financial statements.


Statement of Cash Flows
                       Years Ended December 31

                             1997        1996       1995
Cash flows from operating
  activities:
 Net income              $667,879    $764,737   $518,065
Adjustments to reconcile
 net income
 to net cash provided by
 operating activities:
Income from land
 dispositions            (195,457)   (386,709)  (279,101)
Depreciation and
 amortization             491,208     453,116    460,108
Amortization of
 deferred income         (175,744)   (161,065)  (121,897)
Deferred income taxes     (91,243)   (302,617)  (256,489)
Allowance for funds
 used during construction (41,741)    (20,262)         -
Change in assets and
 liabilities:
Decrease in accounts
 receivable and accrued
 revenues                  112,781     45,294     85,008
(Increase) in materials
 and supplies               (5,183)      (952)    (5,391)
(Increase) decrease in
 prepayments                19,518     (7,426)      (421)
Increase (decrease) in
 accounts payable and
 accrued liabilities      (292,657)    72,835     99,067
Net cash provided by
 operating activities      489,361    456,951    498,949
Cash flows from investing
 activities:
Capital expenditures    (1,359,886)(1,518,142)  (671,390)
Sale of utility plant            -          -      2,248
Proceeds from land
 disposition               475,000  1,041,350          -
Increase in deferred
 charges and other
 assets                   (306,790)  (108,178)   (27,753)
Note receivable                  -          -  1,213,222
Customer advances           78,644     56,990     71,112
Customer advances for
 construction                    -     (9,180)    (2,107)
Net cash provided by
 (used in) investing
 activities             (1,113,032)  (537,160)   585,332
Cash flows from
 financing activities:
Borrowings under line
 of credit               1,205,000    275,000          -
Repayments of note
 payable and
 long term debt           (169,000)   (75,564)   (75,564)
Repayments of line of
 credit                   (125,000)         -   (340,000)
Debt issuance cost               -     (2,972)         -
Dividends paid, net       (410,109)  (329,645)  (328,660)
Net cash provided by
 (used in) financing
 activities                500,891   (133,181)  (744,224)
Net increase (decrease)
 in cash                  (122,780)  (213,390)   340,057
Cash and cash equivalents,
 beginning of year         185,479    398,869     58,812
Cash and cash equivalents,
 end of year           $    62,699 $  185,479 $  398,869
See notes to financial statements.

Notes to Financial Statements

Note 1
Accounting Policies

Description of business
Birmingham Utilities, Inc.Os (the "Company") predominant business activity is to provide water service to various cities and towns in Connecticut. The Company's accounting policies conform to generally accepted accounting principles, and the Uniform System of Accounts and ratemaking practices prescribed by the Connecticut Department of Public Utility Control ("DPUC").

Estimates and assumptions
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could vary from those estimates.

Utility plant
The costs of additions to utility plant and the costs of renewals and betterments are capitalized. The cost of repairs and maintenance is charged to income. Upon retirement of depreciable utility plant in service, accumulated depreciation is charged with the book cost of the property retired and the cost of removal, and is credited with the salvage value and any other amounts recovered.

Depreciation
For financial statement purposes, the Company provides for depreciation using the straight-line method. The rates used are intended to distribute the cost of depreciable properties over their estimated service lives. For income tax purposes, the Company provides for depreciation utilizing the straight-line and accelerated methods.

Cash and cash equivalents
Cash and cash equivalents consist of cash in banks and overnight investment accounts in banks.
From time to time, the Company has on deposit at financial institutions cash balances which exceed federal deposit insurance limitations. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Allowance for funds used during construction
An allowance for funds used during construction ("AFUDC") is made by applying the last allowed rate of return on rate base granted by the DPUC to construction projects exceeding $10,000 and requiring more than one month to complete. AFUDC represents the net cost, for the period of construction, of borrowed funds used for construction purposes and a reasonable rate on other funds used. AFUDC represents a noncash credit to income. Utility plant under construction is not recognized as part of the Company's rate base for ratemaking purposes until facilities are placed into service. Accordingly, the Company capitalizes AFUDC as a portion of the construction cost of utility plant until it is completed. Capitalized AFUDC is recovered through water service rates over the service lives of the facilities.

Revenue recognition
The Company follows the practice of recognizing revenue when bills are rendered to customers. In addition, the Company accrues revenue for the estimated amount of water sold but not billed as of the balance sheet date.

Advances for construction/contributions in aid of construction
The Company receives cash advances from developers and customers to finance construction of a new water main extensions. These advances are partially refunded over a ten year contract period to developers as revenues are earned on the new water mains. Any unrefunded balances are reclassified to "Contributions in aid of Construction" and are no longer refundable.

Fair value of financial instruments
The carrying amount of cash and cash equivalents, trade accounts receivable, and trade accounts payable approximate their fair values due to their short-term nature. The carrying amount of note payable and long-term debt approximates fair value based on market conditions for debt of similar terms and maturities.

Income taxes
Except for accelerated depreciation since 1981 (federal only) and the tax effect of contributions in aid of construction for the period January 1, 1987 through June 12, 1996 for which deferred income taxes have been provided, the Company's policy is to reflect as income tax expense the amount of tax currently payable. This method, known as the flow-through method of accounting, is consistent with the ratemaking policies of the DPUC, and is based on the expectation that tax expense payments in future years will be allowed for ratemaking purposes.
The Company's deferred tax provision was determined under the liability method. Deferred tax assets and liabilities were recognized based on differences between the book and tax bases of assets and liabilities using presently enacted tax rates. The provision for income taxes is the sum of the amount of income tax paid or payable as determined by applying the provisions of enacted tax laws to the taxable income for that year and the net change during the year in the Company's deferred tax assets and liabilities.

In addition, the Company is required to record an additional deferred liability for temporary differences not previously recognized. This additional deferred tax liability totaled $266,635 at December 31, 1997 and $235,438 at December 31, 1996.
Management believes that these deferred taxes will be recovered through the ratemaking process. Accordingly, the Company has recorded an offsetting regulatory asset and regulatory liability.

Employee benefits
The Company has a noncontributory defined benefit plan which covers substantially all employees. The benefits are primarily based on years of service and the employee's compensation. Pension expense includes the amortization of a net transition obligation over a twenty-three year period. The Company's funding policy is to make annual contributions in an amount that approximates what was allowed for ratemaking purposes consistent with ERISA funding requirements. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

The Company has a 401(k) Plan. Employees are allowed to contribute a percentage of salary, based on certain paramters. From January 1, 1995 through March 31, 1996 the Company matched
25% of employee contributions up to 6% of total compensation.
Effective April 1, 1996, the Company matches 50% of employee contributions up to 6% of total compensation.
In addition, the Company provides certain health care and life insurance benefits for retired employees and their spouses.
Generally, the plan provides for Medicare wrap-around coverage plus life insurance based on a percentage of each participant's final salary. Substantially all of the Company's employees may become eligible for these benefits if they reach retirement age while working for the Company. The Company's obligation for postretirement benefits expected to be provided to or for an employee must be fully accrued by the date that the employee attains full eligibility for all benefits. The Company has elected to recognize the unfunded accumulated postretirement benefit obligation over 20 years. The Company's funding policy is to contribute amounts annually to a benefit trust and pay directly all current retiree premiums.

Compensated absences
Company policy and practice does not provide for any accumulated but unused vacation, sick time or any other compensated absences to be carried over beyond the year end.

Deferred charges
Deferred charges consist primarily of costs incurred to prepare the Company's surplus land for future disposition. Deferred charges are allocated to dispositions of land based on specific identification, if applicable, and on the percentage of acres disposed to total surplus acres.

Land dispositions
The Company is actively seeking to dispose of surplus land not required for utility operations. The net gain of each disposition, after deducting costs, expenses and taxes is allocated between the shareholders and ratepayers by a method approved by the DPUC based on legislation passed by the Connecticut General Assembly. The portion of income applicable to shareholders is recognized in the year of disposition. Income attributable to ratepayers is deferred and amortized in a manner that reflects reduced water revenue resulting from the sharing formula as determined by the DPUC.

Unamortized debt expense
Cost related to the issuance of debt are capitalized and amortized over the term of the related indebtedness. The Company has received permission from the DPUC to amortize the costs associated with debt previously outstanding over the term of the new indebtedness.

Note 2
Utility Plant

                                     1997             1996
Pumping, treatment and distribution  $ 14,590,321     $13,368,635
Source of Supply                        3,216,090       3,126,167
General Plant                           1,146,517       1,132,329
Organization                               30,219          30,219
                                       18,983,147      17,657,350
Construction in process                    62,482         109,587
                                     $ 19,045,629    $ 17,766,937

Note 3
Notes Payable

Notes payable consist of a ten year $1,500,000 term loan, a $1,500,000 revolving line of credit to fund additional capital improvements, and an unsecured line of credit of $600,000 to be used for working capital purposes. The revolving line of credit and unsecured line of credit become due and payable on May 1, 1998, with the unsecured portion required to be reduced to a zero balance for 30 consecutive days prior to the maturity date. The outstanding balance of the revolving note may be converted to a term loan at maturity with the same maturity and payment terms as the original term loan. Both the term loan and the revolving line of credit are secured by a lien (subordinate to the lien of the Mortgage Bond Indenture - See Note 4) on all of the Company's utility property other than its excess land available for sale. The term loan portion of the facility has both fixed and variable interest rate options. The applicable interest rate at December 31, 1997 and through July 2000 is 8.18%. Interest is payable monthly. The revolving line of credit also has various interest rate options, including a variable rate at 0.125% above the prime rate and LIBOR rate options, fixed for various short term periods including 30, or 90 days at 1.75% over the applicable LIBOR rate. Interest is payable monthly. Borrowings of $1,355,000 and $150,000 were outstanding on the revolving line of credit at December 31, 1997 and 1996, respectively. On January 28, 1998, these borrowings were paid in full as a result of the consummation of a land sale between the City of Derby and the Company (See Note 18).

The unsecured line of credit also provides for various interest rate options, including a variable rate at 0.125% above the prime rate, a variable rate at 1.75% above the bank's cost of funds (as provided by the bank), and the LIBOR options also available under the revolving line of credit. Borrowings of $125,000 were outstanding on the unsecured line of credit at December 31, 1997. All three facilities provide that a default under any of them or under the Mortgage Bond Indenture is considered a default under the others. They also provide that the net proceeds from the sale of any of the Company's excess land must be used to reduce the balance of the revolving line of credit first and then the term loan and require maintenance of certain financial ratios and and shareholders' equity of at least $3,000,000. In addition, the DPUC has restricted the Company from borrowing funds under the revolving line of credit if at any time or as a result of the borrowing, the Company's long-term debt (including amounts outstanding under the revolving line of credit) would exceed 67% of the Company's total capitalization. The DPUC has also required that the Company's ratio of long-term debt to total capital not exceed 62% by May 1, 1998.

Minimum annual principal payments due on the term loan follows:

Year Ending December 31:
1998           $    75,000
1999                75,000
2000                75,000
2001                75,000
2002                75,000
Thereafter         850,000
               $ 1,225,000


Note 4
Long Term Debt

                                          December 31,
                                     1997              1996
First mortgage bonds, Series E. 9.64%,
 due September 1, 2011               $ 4,606,000      $ 4,700,000

Pursuant to its Mortgage Bond Indenture, the Company has outstanding, a series of first mortgage bonds in the amount of $4,700,000 due on September 1, 2011. The terms of the indenture provide, among other things, annual sinking fund requirements commencing September 1, 1997, and limitations on (a) payment of cash dividends; and (b) incurrence of additional bonded indebtedness. Under the dividend limitation, approximately $906,700 was available to pay dividends at December 31, 1997 after the quarterly dividend payment made on that date. Interest is payable semi-annually on the first day of March and September. The indenture is secured by a lien on all of the Company's utility property other than excess land available for sale.

The Company began to pay current maturities of long-term debt of $94,000 on September 1, 1997, and is required to pay $94,000 each September 1, thereafter, until the bonds are paid in full.

Note 5
Accounts Payable and Accrued Liabilities

                              December 31,
                         1997              1996
Accounts payable       $ 139,782        $ 239,886
Accrued liabilities:
     Interest            148,005          151,027
     Taxes               (30,541)         173,777
     Pension             160,597          147,250
     Other                36,816           35,383
                       $ 454,659        $ 747,323

Note 6
Deferred Income on Dispositions of Land

Deferred income on the prior dispositions of land is amortized to operating income under a method that coordinates the sharing of the net gains from land sales between the Company's shareholders and ratepayers in accordance with a rate making formula approved by the DPUC. Amortization of deferred income and related taxes to be included in future years operating income for land sales completed as of the balance sheet date follow:

                                   Deferred  Amortization To
                         Deferred  Income    Be Included In
Year Ending December 31: Income    Taxes     Operating Income
1998                  $ 261,400   $ 108,175     $ 153,225
1999                    191,370      79,129       112,241
2000                    138,142      57,279        80,863
2001                     92,470      38,508        53,962
2002                     49,947      20,735        29,212
Thereafter               55,018      22,824        32,194
                      $ 788,347   $ 326,650     $ 461,697

The amortization of deferred income on prior land sales does not include the effect of anticipated future land sales under the Company's ongoing land sales program.

Note 7
Taxes, other than Income Taxes

                                December 31,
                         1997       1996       1995
Municipal           $ 227,022  $ 225,320  $ 267,183
Gross receipts        105,403    215,300    208,201
Payroll                71,135     69,179     63,912
                    $ 403,560  $ 509,799  $ 539,296

The Connecticut Gross Receipts tax was repealed as of July 1,
1997, resulting in a corresponding decrease in water service rates.

Note 8
Income Taxes

The provisions for taxes on income for the years ended December
31, 1997, 1996 and 1995 consist of:

                              1997      1996       1995
Current:
     Federal             $ 119,666 $ 318,311  $ 212,705
Deferred:
     Federal:
Accelerated depreciation    96,384    81,714    117,076
Alternative minimum tax
 credit                          -         -     76,855
Income on land dispositions 83,117    15,127   (112,489)
Investment tax credit      (14,700)  (14,700)   (14,700)
Construction advances and
other                      (12,207)   (5,071)    (6,165)
State                       14,639     2,420    (30,372)
                         $ 328,190 $ 510,566  $ 354,436

State deferred income taxes relate solely to timing differences in the recognition of income related to land dispositions.
A reconciliation of the income tax expense at the federal statutory tax rate of 34 percent to the effective rate follows:

                              1997      1996      1995
Federal income tax at
 statutory rates         $ 338,665   $ 433,603   $296,650
Increase (decrease)
 resulting from:
State income tax,
 net of federal
 benefit                    17,590      72,828     93,653
Rate case expense          (21,508)      4,536     (9,103)
SFAS 106 expense in
 excess of funding             750         768      2,068
Other, net                   7,393      13,531    (14,132)
Investment tax credit      (14,700)    (14,700)   (14,700)
Total provision for
 income taxes              328,190     510,566    354,436
Taxes related to land
 dispositions             (258,476)   (382,107)  (286,694)
Operating provision
 for taxes                $ 69,714   $ 128,459  $  67,742
Deferred tax liabilities
 (assets) were comprised
 of the following:
                              1997           1996
Depreciation              $ 1,662,767    $ 1,572,362
Investment tax credits        349,261        363,961
Other                         244,573        229,181
Gross deferred tax
 liabilities                2,256,601      2,165,504
Land Sales                   (326,650)      (424,405)
Alternative minimum tax        (2,228)        (2,228)
Other                        (232,115)      (253,899)
Gross deferred tax assets    (560,993)      (680,532)
Total deferred income
 taxes                    $ 1,695,608    $ 1,484,972

Note 9
Related Party Transactions

The Company has paid legal and consulting fees to firms whose partners are directors and shareholders of the Company. During the years ended December 31, 1997, 1996 and 1995 fees paid amounted to $123,439, $32,378, and $34,748, respectively. Amounts due to these firms at year end are not significant.

Note 10
Allowance for Doubtful Accounts

                                         December 31,
                                  1997      1996      1995
Allowance for doubtful accounts,
     beginning                $ 75,000   $ 75,000   $ 75,000
Provision                       28,251     43,237     46,712
Recoveries                       3,051      8,549     13,036
Charge offs                    (56,302)   (51,786)   (59,748)
Allowance for doubtful accounts,
ending                        $ 50,000   $ 75,000   $ 75,000

Note 11
Postemployment Benefits

Pension Plan
The plan's funded status and related pension accrual follows:

                                        December 31,
                                      1997        1996
Actuarial present value of benefit
     obligations:
Accumulated benefit obligation,
     including vested benefits of
     $592,240 in 1997 and $523,864
     in 1996                        $ 598,187   $ 537,226
Projected benefit obligation         (851,292)   (742,517)
Plan assets at fair value             625,767     502,793
Projected benefit obligation in excess
     of plan assets                  (225,525)   (239,724)
Unrecognized prior service cost       (41,928)    (44,183)
Unrecognized deferred loss            161,758     194,709
Other liability                             -     (33,311)
Unrecognized net obligation at
     transition                        82,205      88,077
Accrued pension obligation included in
     accounts payable and accrued
     liabilities                    $ (23,490)  $ (34,432)

The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligations was 7.0% in 1997 and 1996. The expected long term rate of return on assets was 8.0% in 1997 and 1996.

Net periodic pension costs include the following components:

                                     December 31,
                              1997      1996      1995

Service cost              $ 48,297  $ 40,780  $ 30,077
Interest cost on
 projected benefit
 obligation                 53,319    46,694    38,004
Amortization of net
 loss from prior
 years                       9,980     8,065     6,167
Amortization of net
 obligation at
 transition                  5,872     5,872     5,872
Amortization of
 unrecognized prior
  service cost              (2,254)   (2,254)   (2,263)
Deferred gain (loss)        53,301   (13,119)   61,097
Actual return on assets    (94,454)  (24,638)  (91,892)
Net pension cost          $ 74,061  $ 61,400  $ 47,062

Employer matching contributions to the 401(k) plan were $17,645, $14,372 and $7,731 in 1997, 1996 and 1995, respectively.

Other post retirement benefit
The net periodic postretirement benefit cost includes the following components:

                                    December 31,
                         1997          1996          1995

Service cost benefits
 earned during
 the period            $ 19,779      $ 19,612      $ 22,268
Interest cost on benefit
 obligation              30,709        29,385        29,700
Actual return on plan
 assets                 (33,363)      (16,003)      (27,185)
Net amortization and
 deferral                 2,508        (8,985)       11,430
Amortization of transition
 obligation              25,378        25,378        25,378
Net periodic postretirement
 benefit cost          $ 45,011      $ 49,387      $ 61,591

The funded status and the related accrual for postretirement benefits other than pensions were as follows:

                                    December 31,
                                 1997         1996
Accumulated postretirement
     benefit obligation:
     Retirees                $ (222,635)    $ (234,544)
     Other vested              (226,524)      (196,674)
                               (449,159)      (431,218)
Plan assets at fair value       271,622        214,759
Accumulated postretirement
 obligation in excess of
 plan assets                   (177,537)      (216,459)
Unrecognized net gain          (203,080)      (189,588)
Unrecognized net transition
 obligation                     380,617        406,047
Accrued postretirement benefit
 cost included in current
 assets                        $      -      $       -

The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% in 1997 and 1996. The expected long term rate of return on assets was 7.5% in 1997 and 1996.

For measurement purposes, a 10.0% annual increase in the per capita cost of covered health care benefits was assumed for 1998. This rate was assumed to decrease gradually to 6% for 2004 and remain at that level thereafter. A 1% increase in health care cost trend rate assumptions would produce an increase in the accumulated postretirement benefit obligation at December 31, 1997 of $71,579 and an increase in the aggregate service and interest cost of the net periodic postretirement benefit cost of $9,718.

The Company has established tax effective funding vehicles for such retirement benefits in the form of a qualified Voluntary
Employee Beneficiary Association (VEBA) trust. The Company funded the VEBA trust with tax deductible contributions totaling
$45,011, $49,387, $57,767 and in 1997, 1996 and 1995,
respectively.

The Company president's employment contract requires accounting for benefits payable in accordance with SFAS 106. The accumulated present value of future benefits attributable to the Company's president is being recognized over his remaining years of service to retirement. The liability recorded at December 31, 1997 and 1996 was $136,650 and $112,818, respectively. At December 31, 1997, an amount of $86,250 has been included in other assets relating to a regulatory asset for costs which were included in the Company's rate case.


Note 12
Earnings per share Supplemental Information

The following table summarizes the number of common shares used in the calculation of earnings per share:

                                   1997        1996      1995

Weighted average shares outstanding
 for earnings per share, basic    759,495    754,449   749,827
Incremental shares from assumed
     conversion of stock options    8,051         -          -
Weighted average shares outstanding
 for earnings per share, diluted  767,546    754,449   749,827

Note 13
Commitments and Contingent Liabilities

Leases
The Company leases equipment under several noncancelable operating leases expiring through 2001. Total minimum rentals under noncancelable operating leases are as follow:

Year ending December 31:
1998              $ 16,419
1999                13,601
2000                10,452
2001                   851
                  $ 41,323

Lease expense was $11,907 in 1997, $27,903 in 1996 and $35,274 in
1995.

Management agreement
The Company maintains an agreement with the City of Derby (the "City"), pursuant to which agreement, the Company manages the water system owned by the City. The Company is responsible for costs of maintenance and improvements. Amounts collected from customers, net of expenses, are retained by the Company.

Capital budget
Management has budgeted $1,300,000 for capital expenditures in 1998, $250,000 of which is expected to be necessary to meet its service obligations for the coming year. The balance of the capital budget depends on the Company's ability to raise additional capital.

Purchase commitment
The Company has an agreement with South Central Connecticut Regional Water Authority to purchase water. This agreement provides for a minimum purchase of 600 million gallons of water annually. Charges to expense were $691,166, $680,125, and $743,904 for the years 1997, 1996 and 1995, respectively. The purchase price is based on South Central Connecticut Regional Water Authority's wholesale rate. At December 31, 1997, this rate was approximately $1,150 per million gallons. This agreement expires December 31, 2015 and provides for two ten year extensions at the Company's option.


Note 14
Year 2000 Compliance

The Company is evaluating its computer systems for compliance with issues related to the year 2000. Management anticipates its computer systems will be fully compliant by the end of 1998. Costs associated with compliance are not expected to have a material impact on the Company's financial position or results of operations.


Note 15
Rate Matters

On July 18, 1997, the Company filed a rate application with the DPUC for a 14.2% water service rate increase designed to provide a $601,382 increase in annual water service revenues and a return on common equity of 12.95%. The Company subsequently revised its On January 21, 1998, the DPUC granted the Company a 4.1% water service rate increase designed to provide a $177,260 annual increase in water service revenues and a 12.16% return on common equity.

On December 27, 1995, the DPUC granted the Company an increase in annual revenues of $289,333 or 6.9% effective January 1, 1996.


Note 16
Equity

Stock option plans
The Company has two stock option plans, a non employee director stock option plan and a key employee incentive stock option plan. 40,000 and 35,000 shares respectively were authorized under the two plans which provide for options to purchase common stock of the Company at the fair market value at the date of the grant. The options vest over various periods and must be exercised within 10 years from date of grant. The following table summarizes the transactions of the Company's stock option plans for the three years ended December 31, 1997:

                             Granted           Exercisable
                             Weighted            Weighted
                        Number       Average    Number    Average
                        of Shares    Exercise   Price of  Shares

Exercise Price
Outstanding at
January 1, 1995            54,000    $ 10.50        -        -
Granted                     3,750    $ 11.00
Outstanding at
December 31,1995           57,750    $ 10.53    22,750    $10.50
Granted                     5,000    $  8.50
Outstanding at
December 31, 1996          62,750    $ 10.37    55,875    $10.52
Granted                     2,500    $ 12.25
Forfeited                                       (3,000)   $10.50
Outstanding at
December 31, 1997          62,250    $ 10.44    57,250    $10.45

On January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS 123). As permitted by SFAS 123, the Company has chosen to continue to apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB
25) and, accordingly, no compensation cost has been recognized for stock options in the financial statements. The pro forma effect of these options on net income and earnings per share, utilizing the Black Scholes option pricing model, consistent with the method stipulated by SFAS 123, was not material to the Company's results of operations in those years.

Dividend reinvestment plan
The Company has a dividend reinvestment plan which provides for the issuance and sale of up to 70,000 shares of the Company's authorized but unissued common stock to its shareholders who elect to reinvest cash dividends on the Company's existing shares. Shares under the plan will be purchased at their fair market value price on the date of the dividends to be invested in the new shares. The following table summarizes the activity in common shares related to the dividend reinvested plan:

                                   December 31,
                         1997                     1996

Number of shares issued  3,810                    5,610
Value of shares when
 issued               $ 45,581                 $ 51,386

Note 17
Supplemental Disclosure of Cash Flow Information and Noncash
Financing Activities

Supplemental disclosure of cash flow information and noncash financing activities:

Cash paid for interest for the years ended 1997, 1996 and 1995 was $625,729, $574,993, and $608,764, respectively.

Cash paid for income taxes for the years ended 1997, 1996 and 1995 was $283,150, $539,200, and $188,575, respectively.

The Company receives contributions of plant from developers.

These contributions are reported in utility plant and in customers' advances for construction. The contributions are deducted from construction expenditures to determine cash expenditures by the Company.

                                        December 31,
                            1997            1996          1995

Gross plant additions    $ 1,359,886    $ 1,518,142    $ 671,390
Customers' advances for
 construction                (78,644)       (56,990)     (71,112)
                         $ 1,281,242    $ 1,461,152    $ 600,278

Note 18
Subsequent Event

On January 21, 1998, the Company sold to the City of Derby,
Connecticut, 145 acres of land for $1,800,000.
The net gain on sale, including the deferred portion, approximated $913,000.